Exhibit 4.3

DRAFT

TRANSLATION OF TOP HAT PLAN

Dear Mr.

     In consideration of the competitiveness of the global market and the desire to hire and retain key senior management personnel, CNH Global N.V. (the “Company”) has established a special severance allowance for certain senior executives (hereinafter referred to as the “Individual Top Hat Plan” or the “Plan”), the terms of which are described below.

     Based upon your professional responsibilities and position with the Company, the Company is pleased to inform you of your selection to participate in the Plan.

     Subject to the terms of the Plan, at the termination of your employment with the Company, your participation in the Plan will result in a disbursement of funds which will be pro-rated over 20 years. This is in addition to any other funds that you may be eligible for under a separate contract, if any, or Company sponsored benefit plans, if any.

1. Amount of the Award

The amount of the award (the “Award”) will be in proportion to the length of your participation in the Plan, according to a fixed percentage rate (10%)

annually, beginning with the date of this letter (hereinafter referred to as “Participation Date”) for a maximum period of 10 years. If you are employed for part of a year, and you otherwise qualify for an Award, the Award will be pro-rated for that partial year by taking the number of months of employment during the partial year and multiplying that number by 1/12.

There will be no gross-up by the Company for any taxes or other fees that you may incur as a result of the Award.

You may be eligible for one of the following maximum Awards:

(a)	In the event that you and the Company mutually agree upon the terms of your termination without becoming a retiree, you may be eligible for a maximum Award equal to three times your last annual gross salary (excluding bonuses, allowances or incentives of any kind).

(b)	ln the event that you and the Company mutually agree upon the terms of your termination and you retire, you may be eligible for a maximum Award equal to five times your last annual gross salary (excluding bonuses, allowances or incentives of any kind).

2.	Disbursement of the Award

     The disbursement of the Award is subject to the following conditions:

     a) Eligibility

Notwithstanding any other provision contained herein to the contrary, you will be eligible for the Award only if you meet the following conditions:

(i) you and the Company have mutually agreed upon the terms of your termination and the reason for the termination is not a transfer between Fiat Group Companies or a termination for cause as determined by the Company; and

(ii) you have participated in the Plan for a minimum of four (4) years from the Participation Date. In the event of your termination from the Company for any reason before the minimum term, you will not be entitled to receive the Award or anything else under the Plan.

     b) Maximum Award

You are eligible for the maximum Award under Section 1(a) or 1(b) above if you remain employed by the Company for ten (10) years from the Participation Date.

     c) Exclusions

You will not be entitled to an Award under the Plan in the event of:

(i) termination of employment at age 65 or greater.

(ii) termination of employment for cause as determined by the Company, no matter the number of years of participation in the Plan.

(iii) your unilateral voluntary resignation (termination of employment) from the Company.

3.	Method of Disbursement of the Award

The Award will be disbursed quarterly and pro-rated over 20 years.

In the event of death, pending disbursement of the Award, any residual funds will be paid out to your designated beneficiaries as provided in Section 6 below.

4.	Interest

There will be no interest paid to you on the Award.

5.	Death Prior to Termination of Employment

In the event of your death prior to termination from the Company, the Award will be paid in a lump-sum payment to your designated beneficiaries, in addition to any severance allowance for which you may be eligible. The Award will be determined in accordance with Section 1 and you will be deemed to have qualified for treatment under Section 1(b).

6.	Change of Control

In the event that a non-affiliated third party acquires 50% or more of the outstanding common shares of the Company (“Change of Control”), it is the intention of the parties that the provisions of the Plan will remain in full force and effect after such Change of Control

*	*	*	*	*

     While we are certain of your appreciation for this Award, we ask that you return a copy of this letter, duly signed where indicated, as a sign of your binding commitment and good faith now and in the future. By participating in this Plan, you hereby:

1.	Agree to be bound by the terms of the Plan as an incentive to stay with the Company until you and the Company agree on the terms of your termination before the age of 65.

2.	Agree to waive, and abstain from asserting, any action or claims against the Company as a result of your employment or termination.

3.	Agree not to compete with Company for any business opportunity and not to accept employment as a consultant or otherwise with any of the Company’s competitors for a period of five (5) years.

4.	Acknowledge your understanding that this Plan is unfunded and that the Company’s bankruptcy or insolvency may affect your ability to collect the Award or any portion thereof.

5.	Agree that, in the event of a dispute, this Plan will be interpreted under the laws of the country of your citizenship.

Regards,

CEO CNH Global N.V.

Accepted and Agreed:

By:

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